Exhibit 4.2
Consolidated Financial Statements of
THERATECHNOLOGIES INC.
Years ended November 30, 2010 and 2009 and as at December 1, 2008

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AUDITORS’ REPORT TO THE SHAREHOLDERS
We have audited the consolidated statements of financial position of Theratechnologies Inc. as at November 30, 2010 and 2009 and December 1, 2008, and the consolidated statements of comprehensive income, statements of changes in equity and statements of cash flows for the years ended November 30, 2010 and 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2010 and 2009 and December 1, 2008, and its financial performance and its cash flows for the years ended November 30, 2010 and 2009 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Chartered Accountants
Montréal, Canada
February 8, 2011
*CA Auditor permit no 14553
KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.

THERATECHNOLOGIES INC.
Consolidated Financial Statements
Years ended November 30, 2010 and 2009 and as at December 1, 2008
Financial Statements

THERATECHNOLOGIES INC.
Consolidated Statement of Financial Position
As at November 30, 2010 and 2009 and December 1, 2008
(in thousands of Canadian dollars)

		November 30,	November 30,	December 1,
	Note	2010	2009	2008
		$	$	$

Assets

Current assets:
Cash		26,649	1,519	133
Bonds	8	1,860	10,036	10,955
Trade and other receivables	9	161	375	610
Tax credits and grants receivable	10	332	1,333	1,451
Inventories	11	4,317	2,225	—
Prepaid expenses		1,231	630	739

Total current assets		34,550	16,118	13,888

Non-current assets:
Bonds	8	36,041	51,807	35,249
Property and equipment	12	1,060	1,229	1,299
Other assets		—	—	2,776

Total non-current assets		37,101	53,036	39,324

Total assets		71,651	69,154	53,212

Liabilities

Current liabilities:
Accounts payable and accrued liabilities	13	4,977	5,568	6,865
Current portion of deferred revenue	4	6,847	6,847	—

Total current liabilities		11,824	12,415	6,865

Non-current liabilities:
Other liabilities	14	325	—	—
Deferred revenue	4	6,846	13,691	—

Total non-current liabilities		7,171	13,691	—

Total liabilities		18,995	26,106	6,865

Equity

Share capital	15	279,398	279,169	269,219
Contributed surplus		7,808	6,757	5,760
Deficit		(235,116)	(244,160)	(229,004)
Accumulated other comprehensive income		566	1,282	372

Total equity		52,656	43,048	46,347

Contingent liability	18
Commitments	23
Subsequent events	26

Total liabilities and equity		71,651	69,154	53,212

See accompanying notes to the consolidated financial statements.

On behalf of the Board,

(signed) Paul Pommier	(signed) Jean-Denis Talon

Director	Director

THERATECHNOLOGIES INC.
Consolidated Statement of Comprehensive Income
Years ended November 30, 2010 and 2009
(in thousands of Canadian dollars, except per share amounts)

		November 30,	November 30,
	Note	2010	2009

		$	$

Revenue:
Research services:
Milestone payments	4	25,000	10,884
Upfront payments and initial technology access fees	4	6,846	6,560
Royalties and license fees		22	24

Total revenue		31,868	17,468

Cost of sales		469	—
Research and development expenses, net of tax credits of $934 (2009 - $1,795)	10	14,064	20,810
Selling and market development expenses	6	2,670	6,862
General and administrative expenses		8,002	6,543

Total operating expenses		25,205	34,215

Results from operating activities		6,663	(16,747)

Finance income	7	1,888	2,252
Finance costs	7	493	(661)

Total net financial income		2,381	1,591

Net profit (loss) before income taxes		9,044	(15,156)

Income tax expense	16	114	—

Net profit (loss)		8,930	(15,156)

Other comprehensive income (loss), net of tax:
Net change in fair value available-for-sale financial assets, net of tax		(390)	1,039
Net change in fair value available-for-sale financial assets transferred to net profit (loss), net of tax		(326)	(129)

		(716)	910

Total comprehensive income (loss) for the year		8,214	(14,246)

Basic and diluted earnings (loss) per share	15	0.15	(0.25)

See accompanying notes to the consolidated financial statements.

THERATECHNOLOGIES INC.
Consolidated Statement of Changes in Equity
Years ended November 30, 2010 and 2009
(in thousands of Canadian dollars)

					Unrealized gains
					or losses on
					available-for-sale
		Share capital		Contributed	financial
	Note	Number	Dollars	surplus	assets (i)	Deficit	Total

			$	$	$	$	$
Balance as at December 1, 2008		58,215,090	269,219	5,760	372	(229,004)	46,347

Total comprehensive income (loss) for the year:
Net loss		—	—	—	—	(15,156)	(15,156)
Other comprehensive income (loss):
Net change in fair value of available-for-sale financial assets, net of tax		—	—	—	1,039	—	1,039
Net change in fair value of available-for-sale financial assets transferred to net profit (loss),
net of tax		—	—	—	(129)	—	(129)

Total comprehensive income (loss) for the year		—	—	—	910	(15,156)	(14,246)

Transactions with owners, recorded directly in equity:
Issue of common shares	15 (i)	2,214,303	9,950	—	—	—	9,950
Share-based compensation for stock option plan	15 (iv)	—	—	997	—	—	997

Total contributions by owners		2,214,303	9,950	997	—	—	10,947

Balance as at November 30, 2009		60,429,393	279,169	6,757	1,282	(244,160)	43,048

Total comprehensive income (loss) for the year:
Net profit		—	—	—	—	8,930	8,930
Other comprehensive income (loss):
Net change in fair value of available-for-sale financial assets, net of tax		—	—	—	(390)	—	(390)
Net change in fair value of available-for-sale financial assets transferred to net profit (loss), net of tax		—	—	—	(326)	—	(326)

Total comprehensive income (loss) for the year		—	—	—	(716)	8,930	8,214

Transactions with owners, recorded directly in equity:
Issue of common shares	15 (i)	2,880	15	—	—	—	15
Income tax related to share issue costs		—	—	—	—	114	114
Share-based compensation plan:
Share-based compensation for stock option plan	15 (iv)	—	—	1,133	—	—	1,133
Exercise of stock options:
Monetary consideration	15 (iv)	80,491	132	—	—	—	132
Attributed value	15 (iv)	—	82	(82)	—	—	—

Total contributions by owners		83,371	229	1,051	—	114	1,394

Balance as at November 30, 2010		60,512,764	279,398	7,808	566	(235,116)	52,656

(i)	Accumulated other comprehensive income.
See accompanying notes to the consolidated financial statements.

THERATECHNOLOGIES INC.
Consolidated Statement of Cash Flows
Years ended November 30, 2010 and 2009
(in thousands of Canadian dollars)

		November 30,	November 30,
	Note	2010	2009

		$	$

Operating activities:
Net profit (loss)		8,930	(15,156)
Adjustments for:
Depreciation of property and equipment	12	466	612
Share-based compensation		1,133	997
Income tax expense		114	—
Write-down of inventories	11	192	—
Lease inducements and amortization	17	325	—

Operating activities before changes in operating assets and liabilities		11,160	(13,547)

Change in accrued interest income on bonds		728	(923)
Change in trade and other receivables		214	235
Change in tax credits and grants receivable		1,001	118
Change in inventories		(2,284)	(2,225)
Change in prepaid expenses		(601)	109
Change in other assets		—	2,776
Change in accounts payable and accrued liabilities		(473)	(1,424)
Change in deferred revenue		(6,845)	20,538

		(8,260)	19,204

Cash flows from operating activities		2,900	5,657

Financing activities:
Proceeds from issue of share capital		15	9,950
Proceeds from exercise of stock options	15	132	—
Share issue costs		—	(8)

Cash flows from financing activities		147	9,942

Investing activities:
Acquisition of property and equipment	12	(415)	(407)
Proceeds from sale of bonds		22,498	15,305
Acquisition of bonds		—	(29,111)

Cash flows from (used in) investing activities		22,083	(14,213)

Net change in cash		25,130	1,386

Cash as at December 1		1,519	133

Cash as at November 30		26,649	1,519

See note 19 for supplemental cash flow information.
See accompanying notes to the consolidated financial statements.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

1.	Reporting entity:

Theratechnologies Inc. is a specialty pharmaceutical company that discovers and develops innovative therapeutic peptide products with an emphasis on growth hormone releasing factor peptides. Theratechnologies Inc. is leveraging its expertise in the field of metabolism to discover and develop products in specialty markets. Its commercialization strategy is to retain all or a significant portion of the commercial rights to its products. Its first product, EGRIFTATM (tesamorelin for injection), was approved by the United States Food and Drug Administration (“FDA”) in November 2010. To date, EGRIFTATM is the only approved therapy for the reduction of excess abdominal fat in HIV-infected patients with lipodystrophy.

The consolidated financial statements include the accounts of Theratechnologies Inc. and its wholly-owned subsidiaries (together referred to as the “Company” and individually as “the subsidiaries of the Company”).

Theratechnologies Inc. is incorporated under Part 1A of the Québec Companies Act and is domiciled in Quebec, Canada. The Company is located at 2310 boul. Alfred-Nobel, Montreal, Quebec, H4S 2B4.

2.	Basis of preparation:
(a)	Statement of compliance:

The consolidated financial statements of the Company have been prepared in accordance with IFRSs as issued by the International Accounting Standards Board (“IASB”). These are the Company’s first consolidated financial statements prepared in accordance with International Financial Reporting Standards (“IFRSs”). The Company has applied IFRS 1, First-time Adoption of International Financial Reporting Standards, using December 1, 2008 as the date of transition to IFRSs.

An explanation of how the transition to IFRSs has affected the reported financial position, financial performance and cash flows of the Company is provided in note 27.

The consolidated financial statements were authorized for issue by the Board of Directors on February 8, 2011.

(b)	Basis of measurement:

The Company’s consolidated financial statements have been prepared on a going concern and historical cost basis, except for available-for-sale financial assets which are measured at fair value.

The methods used to measure fair value are discussed further in note 22.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

2.	Basis of preparation (continued):
(c)	Functional and presentation currency:

These consolidated financial statements are presented in Canadian dollars, which is the Company’s functional currency. All financial information presented in Canadian dollars has been rounded to the nearest thousand.

(d)	Use of estimates and judgements:

The preparation of the Company’s consolidated financial statements in conformity with IFRSs requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Information about critical judgements in applying accounting policies and assumption and estimation uncertainties that have the most significant effect on the amounts recognized in the consolidated financial statements is included in the following notes:
•	Note 4 — Revenue and deferred revenue;

•	Note 15 (iv) — Stock option plan;

•	Note 16 — Income taxes;

•	Note 18 — Contingent liability.
Other areas of judgement and uncertainty relate to the estimation of accruals for clinical trial expenses, the recoverability of inventories, the measurement of the amount and assessment of the recoverability of tax credits and grants receivable and capitalization of development expenditures.

Reported amounts and note disclosure reflect the overall economic conditions that are most likely to occur and anticipated measures management intends to take. Actual results could differ from those estimates.

The above estimates and assumptions are reviewed regularly. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.
3.	Significant accounting policies:

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements and in preparing the opening IFRS statement of financial position at December 1, 2008, the date of transition to IFRSs.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):

The accounting policies have been applied consistently by the subsidiaries of the Company.
(a)	Basis of consolidation:

The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. Subsidiaries are entities controlled by the Company. Control is present where the Company has the power to govern the financial and operating policies of the entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are exercisable currently are taken into consideration. The accounting policies of subsidiaries are changed when necessary to align them with the policies adopted by the Company.

Reciprocal balances and transactions, revenues and expenses resulting from transactions between subsidiaries and with the Company are eliminated in preparing the consolidated financial statements.

(b)	Foreign currency:

Transactions in foreign currencies are translated to the respective functional currencies of the subsidiaries of the Company at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortized cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortized cost in foreign currency translated at the exchange rate at the end of the reporting period.

Foreign currency differences arising on translation are recognized in net profit (loss), except for differences arising on the translation of available-for-sale equity instruments, which are recognized in other comprehensive income. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency at the exchange rate at the date on which the fair value was determined. Non-monetary items that are measured at historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

(c)	Revenue recognition:

Collaboration agreements that include multiple deliverables are considered to be multi-element arrangements. Under this type of arrangement, the identification of separate units of accounting is required and revenue is allocated among the separate units based on their relative fair values.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):
(c)	Revenue recognition (continued):

Payments received under the collaboration agreement may include upfront payments, milestone payments, research services, royalties and license fees. Revenues for each unit of accounting are recorded as described below:
(i)	Sale of goods:

Revenues from the sale of goods are recognized when the Company has transferred to the buyer the significant risks and rewards of ownership of the goods, there is no continuing management involvement with the goods, and the amount of revenue can be measured reliably.

(ii)	Royalties and license fees:

Royalties and license fees are recognized when conditions and events under the license agreement have occurred and collectibility is reasonably assured.

(iii)	Research services:

Revenues from research contracts are recognized when services to be provided are rendered and all conditions under the terms of the underlying agreement are met.
(a)	Upfront payments and initial technology access fees:

Upfront payments and initial technology access fees are deferred and recognized as revenue on a systematic basis over the period during which the related products or services are delivered and all obligations are performed.

(b)	Milestone payments:

Revenues subject to the achievement of milestones are recognized only when the specified events have occurred and collectibility is reasonably assured.
(d)	Cost of sales:

Cost of sales represents the cost of goods sold and includes the cost of raw materials, supplies, direct overhead charges, unallocated indirect costs related to production as well as write-down of inventories. Other direct costs, such as manufacturing start-up costs between validation and the achievement of normal production, are expensed as incurred.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):
(e)	Employee benefits:

Salaries and short-term employee benefits:

Salaries and short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid under short-term profit-sharing or cash bonus plans if the Company has a legal or constructive obligation to pay an amount as a result of past services rendered by an employee and the obligation can be estimated reliably.

Post-employment benefits:

Post-employment benefits include a defined contribution plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized as an employee benefit expense when due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. The Company’s defined contribution plan comprises the registered retirement savings plan, the Quebec Pension Plan and unemployment insurance.

Termination benefits:

Termination benefits are recognized as an expense when the Company is committed demonstrably, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy.

(f)	Finance income and finance costs:

Finance income comprises interest income on available-for-sale financial assets and gains (losses) on the disposal of available-for-sale financial assets. Interest income is recognized as it accrues in profit (loss), using the effective interest method.

Finance costs are comprised of bank charges, impairment losses on financial assets recognized in profit (loss) and of foreign currency gains and losses which are reported on a net basis.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):
(g)	Inventories:

Inventories are presented at the lower of cost, determined using the first-in first-out method, or net realizable value. Inventory costs include the purchase price and other costs directly related to the acquisition of materials, and other costs incurred in bringing the inventories to their present location and condition. Inventory costs also include the costs directly related to the conversion of materials to finished goods, such as direct labour, and a systematic allocation of fixed and variable production overhead, including manufacturing depreciation expense. The allocation of fixed production overheads to the cost of inventories is based on the normal capacity of the production facilities. Normal capacity is the average production expected to be achieved over a number of periods under normal circumstances.

Net realizable value is the estimated selling price in the Company’s ordinary course of business, less the estimated costs of completion and selling expenses.

(h)	Property and equipment:

Recognition and measurement:

Items of property and equipment are recognized at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the asset and the costs of dismantling and removing the item and restoring the site on which it is located, if any.

When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment.

Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of property and equipment, and are recognized in net profit (loss).

Subsequent costs:

The cost of replacing a part of an item of property and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company, and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property and equipment are recognized in profit (loss) as incurred.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):
(h)	Property and equipment (continued):

Depreciation:

The estimated useful lives and the methods of depreciation for the current and comparative periods are as follows:

Asset	Method	Rate/Period

Computer equipment	Declining balance	50%
Laboratory equipment	Declining balance	20%
	and straight-line	5 years
Office furniture and equipment	Declining balance	20%
Leasehold improvements	Straight-line	Lower of term of lease or economic life
This most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset.

Estimates for depreciation methods, useful lives and residual values are reviewed at each reporting period-end and adjusted if appropriate.

(i)	Intangible assets:

Research and development:

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is expensed as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. These criteria are usually met when a regulatory filing has been made in a major market and approval is considered highly probable. The expenditure capitalized includes the cost of materials, direct labour, and overhead costs that are directly attributable to preparing the asset for its intended use. Other development expenditures are expensed as incurred. Capitalized development expenditures are measured at cost less accumulated amortization and accumulated impairment losses.

During the years ended November 30, 2010 and 2009 and as at December 1, 2008, no development expenditures were capitalized.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):
(j)	Financial instruments:

The Company’s financial instruments are classified into one of three categories: loans and receivables, available-for-sale financial assets and other financial liabilities. Loans and receivables and other financial liabilities are measured at amortized cost.

The Company has classified its bonds as available-for-sale financial assets. The Company has classified cash and trade and other receivables as loans and receivables, and accounts payable and accrued liabilities as other financial liabilities.

Available-for-sale financial assets are non-derivative financial assets that are designated as available-for-sale and that are not classified in any of the other categories. Subsequent to initial recognition, they are measured at fair value and changes therein, other than impairment losses and foreign currency differences on available-for-sale debt instruments, are recognized in other comprehensive income and presented within equity. When an investment is derecognized, the cumulative gain or loss in other comprehensive income is transferred to profit (loss).

(k)	Other assets:

Other assets consist of prepaid expenses for research supplies that are not expected to be used within one year from the date of the consolidated statement of financial position.

Research supplies are purchased in advance, in accordance with specific regulatory requirements, to be used in connection with the Company’s clinical trials.

(l)	Leases:

Operating lease payments are recognized in net profit (loss) on a straight-line basis over the term of the lease.

Lease inducements arising from leasehold improvement allowances and rent-free periods form an integral part of the total lease cost and are deferred and recognized in net profit (loss) over the term of the lease on a straight-line basis.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):
(m)	Impairment:

Financial assets:

A financial asset not carried at fair value through profit or loss is assessed at each consolidated financial statement reporting date to determine whether there is objective evidence that it is impaired. The Company considers that a financial asset is impaired if objective evidence indicates that one or more loss events had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

An impairment test is performed, on an individual basis, for each material financial asset. Other individually non-material financial assets are tested as groups of financial assets with similar risk characteristics. Impairment losses are recognized in net profit (loss).

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in net profit (loss) and reflected in an allowance account against the respective financial asset. Interest on the impaired asset continues to be recognized through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through net profit (loss).

Impairment losses on available-for-sale investment securities are recognized by transferring the cumulative loss that has been recognized in other comprehensive income, and presented in unrealized gains/losses on available-for-sale financial assets in equity, to net profit (loss). The cumulative loss that is removed from other comprehensive income and recognized in net profit (loss) is the difference between the acquisition cost, net of any principal repayment and amortization, and the current fair value, less any impairment loss previously recognized in net profit (loss). Changes in impairment provisions attributable to time value are reflected as a separate component of interest income.

If, in a subsequent period, the fair value of an impaired available-for-sale debt security increases and the increase can be related objectively to an event occurring after the impairment loss was recognized in net profit (loss), then the impairment loss is reversed, with the amount of the reversal recognized in net profit (loss). However, any subsequent recovery in the fair value of an impaired available-for-sale equity security is recognized in other comprehensive income.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):
(m)	Impairment (continued):

Non-financial assets:

The carrying amounts of the Company’s non-financial assets, other than inventories and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If such an indication exists, the recoverable amount is estimated.

The recoverable amount of an asset or a cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of cash inflows from other assets or groups of assets (''cash-generating unit’’). Impairment losses recognized in prior periods are determined at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An asset’s carrying amount, increased through reversal of an impairment loss, must not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(n)	Provisions:

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are assessed by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount on provisions is recognized in finance costs.

Onerous contracts:

A provision for onerous contracts is recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Company recognizes any impairment loss on the assets associated with that contract. There were no onerous contracts as at November 30, 2010 and 2009 and December 1, 2008.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):
(n)	Provisions (continued):

Site restoration:

Where there is a legal or constructive obligation to restore leased premises to good condition, except for normal aging on expiry or early termination of the lease, the resulting costs are provisioned up to the discounted value of estimated future costs and increase the carrying amount of the corresponding item of property and equipment. The Company amortizes the cost of restoring leased premises and recognizes an unwinding of discount expense on the liability related to the term of the lease.

Contingent liability:

A contingent liability is a possible obligation that arises from past events and of which the existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Company; or a present obligation that arises from past events (and therefore exists), but is not recognized because it is not probable that a transfer or use of assets, provision of services or any other transfer of economic benefits will be required to settle the obligation, or the amount of the obligation cannot be estimated reliably.

(o)	Income taxes:

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in net profit (loss) except to the extent that they relate to items recognized directly in other comprehensive income or in equity.

Current tax:

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years. The Company establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred tax:

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

A deferred tax liability is generally recognized for all taxable temporary differences.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):
(o)	Income taxes (continued):

Deferred tax (continued):

A deferred tax asset is recognized for unused tax losses and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(p)	Share-based compensation:

The Company records share-based compensation related to employee stock options granted using the fair value based method estimated using the Black-Scholes model. Under this method, compensation cost is measured at fair value at the date of grant and expensed, as employee benefits, over the period in which employees unconditionally become entitled to the award. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date.

Share-based payment arrangements in which the Company receives goods or services as consideration for its own equity instruments are accounted for as equity-settled share-based payment transactions, regardless of how the equity instruments are obtained by the Company.

As permitted by IFRS 1, the Company elected not to restate options that were granted before November 7, 2002 and those granted after November 7, 2002 that were fully vested prior to the date of transition to IFRS.

(q)	Government grants:

Government grants consisting of grants and investment tax credits, are recorded as a reduction of the related expense or cost of the asset acquired. Government grants are recognized when there is reasonable assurance that the Company has met the requirements of the approved grant program and there is reasonable assurance that the grant will be received.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):
(r)	Share capital:

Common shares:

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and share options are recognized as a deduction from equity, net of any tax effects.

(s)	Earnings per share:

The Company presents basic and diluted earnings per share (“EPS”) data for its common shares. Basic EPS is calculated by dividing the net profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period, adjusted for own shares held, if applicable. Diluted EPS is determined by adjusting the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for own shares held if applicable, for the effects of all dilutive potential common shares, which consist of the stock options granted to employees.

(t)	New standards and interpretations not yet applied:

Certain pronouncements were issued by the IASB or International Financial Reporting Interpretation Committee that are mandatory for annual periods beginning on or after January 1, 2010 or later periods. Many of these updates are not applicable or are inconsequential to the Company and have been excluded from the discussion below. The remaining pronouncements are being assessed to determine their impact on the Company’s results and financial position:

Annual improvements to IFRS:

The IASB’s improvements to IFRS published in April 2009 contain fifteen amendments to twelve standards that result in accounting changes for presentation, recognition or measurement purposes largely for annual periods beginning on or after January 1, 2010, with early adoption permitted. These amendments were considered by the Company and deemed to be not applicable to the Company other than for the amendment to IAS 17 — Leases relating to leases which include both land and buildings elements. In this case, the Company early adopted this amendment.

The IASB’s improvements to IFRS contain seven amendments that result in accounting changes for presentation, recognition or measurement purposes. The most significant features of the IASB’s annual improvements project published in May 2010 are included under the specific revisions to standards discussed below.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):
(t)	New standards and interpretations not yet applied (continued):

Annual improvements to IFRS (continued):
(i)	IFRS 3:

Revision to IFRS 3, Business Combinations:

Effective for annual periods beginning on or after July 1, 2010 with earlier adoption permitted.

Clarification on the following areas:
•	the choice of measuring non-controlling interests at fair value or at the proportionate share of the acquiree’s net assets applies only to instruments that represent present ownership interests and entitle their holders to a proportionate share of the net assets in the event of liquidation. All other components of non-controlling interest are measured at fair value unless another measurement basis is required by IFRS.

•	application guidance relating to the accounting for share-based payments in IFRS 3 applies to all share-based payment transactions that are part of a business combination, including unreplaced awards (i.e., unexpired awards over the acquiree shares that remain outstanding rather than being replaced by the acquirer) and voluntarily replaced share-based payment awards.
(ii)	IFRS 7:

Amendment to IFRS 7, Financial Instruments: Disclosures:

Effective for annual periods beginning on or after January 1, 2011, with earlier adoption permitted.

Multiple clarifications related to the disclosure of financial instruments and in particular in regards to transfers of financial assets.

(iii)	IAS 1:

Amendment to IAS 1, Presentation of Financial Statements:

Effective for annual periods beginning on or after January 1, 2011, with earlier adoption permitted.

Entities may present the analysis of the components of other comprehensive income either in the statement of changes in equity or within the notes to the financial statements.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):
(t)	New standards and interpretations not yet applied (continued):

Annual improvements to IFRS (continued):
(iv)	IAS 27:

Amendment to IAS 27, Consolidated and Separate Financial Statements:

Effective for annual periods beginning on or after January 1, 2011, with earlier adoption permitted.

The 2008 revisions to this standard resulted in consequential amendments to IAS 21, The Effects of Changes in Foreign Exchange Rates, IAS 28, Investments in Associates, and IAS 31, Interests in Joint Ventures. IAS 27 now provides that these amendments are to be applied prospectively.

(v)	IAS 34:

Amendment to IAS 34, Interim Financial Reporting:

Effective for annual periods beginning on or after January 1, 2011, with earlier adoption permitted.

The amendments place greater emphasis on the disclosure principles for interim financial reporting involving significant events and transactions, including changes to fair value measurements and the need to update relevant information from the most recent annual report.
New or revised standards and interpretations:

In addition, the following new or revised standards and interpretations have been issued but are not yet applicable to the Company:
(i)	IAS 24:

Amendments to IAS 24, Related Party Disclosures:

Effective for annual periods beginning on or after January 1, 2011, with earlier adoption permitted.

There are limited differences in the definition of what constitutes a related party; however, the amendment requires more detailed disclosures regarding commitments.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

3.	Significant accounting policies (continued):
(t)	New standards and interpretations not yet applied (continued):

New or revised standards and interpretations (continued):
(ii)	IFRS 8:

IFRS 8, Operating Segments:

Effective for annual periods beginning on or after January 1, 2010. Requires purchase information about segment assets.

(iii)	IFRS 9:

New standard IFRS 9, Financial Instruments:

Effective for annual periods beginning on or after January 1, 2013, with earlier adoption permitted.

As part of the project to replace IAS 39, Financial Instruments: Recognition and Measurement, this standard retains but simplifies the mixed measurement model and establishes two primary measurement categories for financial assets. More specifically, the standard:
•	deals with classification and measurement of financial assets

•	establishes two primary measurement categories for financial assets: amortized cost and fair value

•	classification depends on entity’s business model and the contractual cash flow characteristics of the financial asset

•	eliminates the existing categories: held to maturity, available for sale, and loans and receivables.
Certain changes were also made regarding the fair value option for financial liabilities and accounting for certain derivatives linked to unquoted equity instruments.
4.	Revenue and deferred revenue:

On October 28, 2008, the Company entered into a collaboration and licensing agreement with EMD Serono Inc. (“EMD Serono”), an affiliate of the Group Merck KGaA, of Darmstadt, Germany, regarding the exclusive commercialization rights of tesamorelin in the United States for the treatment of excess abdominal fat in HIV-infected patients with lipodystrophy (the “Initial Product”). The Company retains all tesamorelin commercialization rights outside of the United States.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

4.	Revenue and deferred revenue (continued):

Under the terms of the agreement, the Company is responsible for the development of the Initial Product up to obtaining marketing approval in the United States, which was obtained on November 10, 2010. The Company is also responsible for product production and for developing a new formulation of the Initial Product. EMD Serono is responsible for conducting product commercialization activities.

At the closing of the agreement on December 15, 2008, the Company received US$30,000 (C$36,951), which includes an initial payment of US$22,000 (C$27,097) and US$8,000 (C$9,854) as a subscription for common shares in the Company by Merck KGaA at a price of US$3.67 (C$4.52) per share. The Company may receive up to US$215,000, which amount includes the initial payment of US$22,000, the equity investment of US$8,000, as well as payments based on the achievement of certain development, regulatory and sales milestones. The Company will also be entitled to receive increasing royalties on annual net sales of tesamorelin in the United States, if applicable.

The initial payment of $27,097 has been deferred and is being amortized on a straight-line basis over the estimated period for developing a new formulation of the Initial Product. This period may be modified in the future based on additional information that may be received by the Company. At November 30, 2010, an amount of $6,846 (2009 — $6,560) was recognized as revenue. As at November 30, 2010, the deferred revenue related to this transaction amounted to $13,692 (2009 — $20,537).

On August 12, 2009, the FDA accepted the New Drug Application (''NDA’’) made by the Company for tesamorelin. Under the terms of the Company’s collaboration and licensing agreement with EMD Serono, the acceptance of the tesamorelin NDA resulted in a milestone payment of US$10,000 (C$10,884).

On November 10, 2010, the FDA approved EGRIFTATM as the first approved treatment in the United States for the reduction of excess abdominal fat in HIV-infected patients with lipodystrophy. By virtue of the collaboration and licensing agreement entered into in 2008 with EMD Serono, the Company received a milestone payment of US$25,000 (C$25,000) associated with the FDA-approval of EGRIFTATM. This payment was received by the Company on November 30, 2010.

The Company may conduct research and development activities for additional indications. Under the collaboration and licensing agreement, EMD Serono will also have the option to commercialize additional indications for tesamorelin in the United States. If it exercises this option, EMD Serono will pay half of the development costs related to such additional indications. In such cases, the Company will also have the right, subject to an agreement with EMD Serono, to participate in promoting these additional indications.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

5.	Personnel expenses:

		November 30,	November 30,
	Note	2010	2009

		$	$

Salaries and short-term employee benefits		11,577	10,779
Post-employment benefits		579	542
Termination benefits		20	275
Share-based compensation	15 (iv)	1,133	997

Total personnel expenses		13,309	12,593

6.	Selling and market development expenses:

In 2008, the Company completed a formal review of the strategic alternatives regarding its operations which culminated in the signing of the collaborative licensing agreement with EMD Serono (note 4). As a result of this process, $4,269 was recorded in 2009 for professional fees related to the closing of the agreement with EMD Serono.
7.	Finance income and finance costs:

Recognized in net profit (loss):

	November 30,	November 30,
	2010	2009

	$	$

Interest income	1,562	2,123
Net gain on disposal of available-for-sale financial assets transferred from equity	326	129

Finance income	1,888	2,252

Bank charges	(18)	(26)
Net foreign currency gain (loss)	511	(635)

Finance costs	493	(661)

Net finance income recognized in net profit (loss)	2,381	1,591

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

7.	Finance income and finance costs (continued):

Recognized in other comprehensive income:

	November 30,	November 30,
	2010	2009

	$	$

Net change in fair value of available-for-sale financial assets	(390)	1,039
Net change in fair value of available-for-sale financial assets transferred to net profit (loss)	(326)	(129)

Finance (costs) income recognized in other comprehensive income, net of tax	(716)	910

8.	Bonds:

Bonds are interest-bearing available-for-sale financial assets, with a carrying amount of $37,901 as at November 30, 2010 ($61,843 in 2009, and $46,204 as at December 1, 2008), have stated interest rates of 2.37% to 6.75% (2.37% to 6.75% in 2009 and 3.00% to 6.85% as at December 1, 2008) and mature in 1.9 year (2.16 in 2009 and 1.8 in 2008).

The Company’s exposure to credit and interest rate risks related to bonds is presented in note 20.
9.	Trade and other receivables:

		November 30,	November 30,	December 1,
	Note	2010	2009	2008

		$	$	$

Trade receivables		6	3	12
Sales tax receivable		100	190	419
Loans granted to employees under the share purchase plan	15 (iii)	25	74	91
Loans granted to related parties under the share purchase plan	15 (iii)	22	75	59
Other receivables		8	33	29

		161	375	610

The Company’s exposure to credit and currency risks related to trade and other receivables is presented in note 20.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

10.	Tax credits and grants receivable:

	November 30,	November 30,
	2010	2009

	$	$

Balance at beginning of the year	1,333	1,451
Investment tax credits and grants received	(1,935)	(1,913)
Investment tax credits and grants recognized in net profit (loss)	934	1,795

	332	1,333

Tax credits and grants receivable comprise research and development investment tax credits receivable from the provincial government which relate to qualifiable research and development expenditures under the applicable tax laws. The amounts recorded as receivable are subject to a government tax audit and the final amounts received may differ from those recorded. There are no unfulfilled conditions or contingencies associated with the government assistance received.
Unused federal tax credits may be used to reduce future income tax and expire as follows:

$

2023	452
2024	1,597
2025	1,863
2026	2,178
2027	3,000
2028	3,328
2029	2,250
2030	1,167

15,835

11.	Inventories:

	November 30,	November 30,	December 1,
	2010	2009	2008

	$	$	$

Raw materials	3,395	2,225	—
Work in progress	922	—	—

	4,317	2,225	—

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

11.	Inventories (continued):

In 2010, $123 of raw materials, and $69 of work in progress were written down to their net realizable value (November 30, 2009 — nil and nil; December 1, 2008 — nil and nil). Consequently, a write-down of $192 was recorded to cost of sales in 2010 (2009 — nil).

The write-down was due to unfavourable pricing related to raw materials that were not originally purchased under the conditions of the Company’s current long-term procurement agreements.

12.	Property and equipment:

			Office
	Computer	Laboratory	furniture and	Leasehold
	equipment	equipment	equipment	improvements	Total
	$	$	$	$	$

Cost:
Balance at December 1, 2008	682	1,824	1,015	1,846	5,367
Additions	222	125	188	8	543
Disposals	(30)	(4)	(79)	—	(113)

Balance at November 30, 2009	874	1,945	1,124	1,854	5,797

Additions	130	116	7	46	299
Disposals	(63)	(43)	(2)	—	(108)

Balance at November 30, 2010	941	2,018	1,129	1,900	5,988

Accumulated depreciation:
Balance at December 1, 2008	500	1,427	700	1,441	4,068

Depreciation for the year	147	96	79	290	612
Disposals	(30)	(4)	(78)	—	(112)

Balance at November 30, 2009	617	1,519	701	1,731	4,568
Depreciation for the year	170	88	85	123	466
Disposals	(63)	(41)	(2)	—	(106)

Balance at November 30, 2010	724	1,566	784	1,854	4,928

Net carrying amounts:
December 1, 2008	182	397	315	405	1,299
November 30, 2009	257	426	423	123	1,229
November 30, 2010	217	452	345	46	1,060

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

12.	Property and equipment (continued):

Depreciation expense for the year has been recorded in the following accounts in the consolidated statement of comprehensive income:

	November 30,	November 30,
	2010	2009

	$	$
Cost of sales	8	—
Research and development expenses	231	306
Selling and market development expenses	10	14
General and administrative expenses	217	292

	466	612

13.	Accounts payable and accrued liabilities:

		November 30,	November 30,	December 1,
	Note	2010	2009	2008

		$	$	$
Trade payables		1,001	1,984	284
Accrued liabilities and other payables		1,440	1,768	4,692
Salaries and benefits due to related parties	25	565	450	504
Employee salaries and benefits payable		1,971	1,366	1,385

		4,977	5,568	6,865

The Company’s exposure to currency and liquidity risks related to accounts payable and accrued liabilities is presented in note 20.
14.	Other liabilities:

Other liabilities consist of deferred lease inducements relating to rent free periods amounting to $325 as at November 30, 2010 (November 30, 2009 and December 1, 2008 — nil) (note 17).

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

15.	Share capital:

Authorized in unlimited number and without par value:
Common shares

Preferred shares issuable in one or more series
All issued shares are fully paid, except for 33,524 (2009 — 90,298) issued under the share purchase plan and for which the loan has not been repaid in full (see note 15 (iii)).
Common shareholders are entitled to receive dividends as declared by the Company at its discretion and are entitled to one vote per share at the Company’s annual general meeting.
No preferred shares are outstanding.
(i)	2010:

In 2010, the Company received subscriptions in the amount of $15 for the issuance of 2,880 common shares in connection with its share purchase plan.

2009:

Under the terms of the collaboration and licensing agreement with EMD Serono, the Company issued 2,179,837 common shares for a cash consideration of $9,854 (see note 4).

In 2009, the Company also received subscriptions in the amount of $96 for the issuance of 34,466 common shares in connection with its share purchase plan.

All shares issued were for cash consideration.

(ii)	Shareholder rights plan:

On February 10, 2010, the Company’s Board of Directors adopted a shareholder rights plan (the ''Plan’’), effective as of that date. The Plan is designed to provide adequate time for the Board of Directors and the shareholders, to assess an unsolicited takeover bid for the Company. In addition, the Plan provides the Board of Directors with sufficient time to explore and develop alternatives for maximizing shareholder value if a takeover bid is made, as well as provide shareholders with an equal opportunity to participate in a takeover bid to receive full and fair value for their common shares. The Plan will expire at the close of the Company’s annual meeting of shareholders in 2013.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

15.	Share capital (continued):
(ii)	Shareholder rights plan (continued):

The rights issued under the Plan will initially attach to and trade with the common shares and no separate certificates will be issued unless a triggering event occurs. The rights will become exercisable only when a person, including any party related to it, acquires or attempts to acquire 20% or more of the outstanding shares without complying with the “Permitted Bid” provisions of the Plan or without approval of the Board of Directors. Should such an acquisition occur or be announced, each right would, upon exercise, entitle a rights holder, other than the acquiring person and related persons, to purchase common shares at a 50% discount to the market price at the time.

Under the Plan, a Permitted Bid is a bid made to all holders of the common shares and which is open for acceptance for not less than 60 days. If at the end of 60 days at least 50% of the outstanding common shares, other than those owned by the offeror and certain related parties, have been tendered, the offeror may take up and pay for the common shares, but must extend the bid for a further 10 days to allow other shareholders to tender.

(iii)	Share purchase plan:

The Share Purchase Plan entitles full-time and part-time employees of the Company who, on the participation date, are residents of Canada, are not under a probationary period and do not hold, directly or indirectly, five percent (5%) or more of the Company’s outstanding common shares, to directly subscribe for common shares of the Company. Under the Share Purchase Plan, a maximum of 550,000 common shares may be issued to employees.

On May 1 and November 1 of each year (the “Participation Dates”), an employee may subscribe for a number of common shares under the Share Purchase Plan for an amount that does not exceed 10% of that employee’s gross annual salary for that year. Under the Share Purchase Plan, the Board of Directors has the authority to suspend or defer a subscription of common shares, or to decide that no subscription of common shares will be allowed on a Participation Date if it is in the Company’s best interest.

The Share Purchase Plan provides that the number of common shares that may be issued to insiders, at any time, under all share-based compensation arrangements of the Company, cannot exceed 10% of the Company’s outstanding common shares, and the number of common shares issued to insiders, within any one-year period, under all security-based compensation arrangements, cannot exceed 10% of the outstanding common shares.

The subscription price for each new common share subscribed for under the Share Purchase Plan is equal to the weighted average closing price of the common shares on the Toronto Stock Exchange during a period of five days prior to the Participation Date. Employees may not assign the rights granted under the Share Purchase Plan.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

15.	Share capital (continued):
(iii)	Share purchase plan (continued):

An employee may elect to pay the subscription price for common shares in cash or through an interest-free loan from the Company. Loans granted by the Company under the Share Purchase Plan are repayable through salary withholdings over a period not exceeding two years. All loans may be repaid prior to the scheduled repayment at any time. The loans granted to any employee may at no time exceed 10% of that employee’s current annual gross salary. All common shares purchased through an interest-free loan are hypothecated to secure full and final repayment of the loan and are held by a trustee until repayment in full. Loans are immediately due and payable on the occurrence of any of the following events: (i) termination of employment; (ii) sale or seizure of the hypothecated common shares; (iii) bankruptcy or insolvency of the employee; or (iv) suspension of the payment of an employee’s salary or revocation of the employee’s right to salary withholdings.

At November 30, 2010, $47 (November 30, 2009 — $149; December 1, 2008 — $150) was receivable under these loans (see note 9).

(iv)	Stock option plan:

The Company has established a stock option plan under which it can grant to its directors, officers, employees, researchers and consultants non-transferable options for the purchase of common shares. The exercise date of an option may not be later than 10 years after the grant date. A maximum number of 5,000,000 options can be granted under the plan. Generally, the options vest at the date of the grant or over a period up to 5 years. As at November 30, 2010, 981,005 options could still be granted by the Company (2009 — 1,244,834).

All options are to be settled by physical delivery of shares.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

15.	Share capital (continued):
(iv)	Stock option plan (continued):

Changes in the number of options outstanding during the past two years were as follows:

		Weighted
		average
		exercise price
	Options	per option
		$

Options at December 1, 2008	2,161,800	6.52

Granted	680,500	1.83
Expired	(58,500)	5.16
Forfeited	(118,000)	9.92

Options at November 30, 2009	2,665,800	5.20

Granted	335,000	4.03
Expired	(32,500)	11.15
Forfeited	(38,671)	3.61
Exercised (weighted average share price: $5.14)	(80,491)	1.66

Options at November 30, 2010	2,849,138	5.12

Exercisable at November 30, 2010	2,196,403	5.77

The following table provides stock option information as at November 30, 2010:

Options outstanding
		Weighted
		average	Weighted
	Number of	remaining	average
	options	life	exercise
Price range ($)	outstanding	(years)	price
			$

1.20 — 2.00	1,183,015	6.54	1.71
2.01 — 2.75	141,459	3.85	2.59
2.76 — 3.75	70,000	5.51	3.37
3.76 — 4.60	265,000	9.03	3.84
4.61 — 6.00	95,000	7.69	4.93
6.01 — 9.00	570,664	4.82	8.17
9.01 — 13.50	480,000	2.86	10.72
13.51 — 15.30	44,000	0.36	15.12

	2,849,138	5.59	5.12

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

15.	Share capital (continued):
(iv)	Stock option plan (continued):

The fair value of options granted was estimated at the grant date using the Black-Scholes model and the following weighted average assumptions:

	November 30,	November 30,
	2010	2009

Risk-free interest rate	2.49%	1.83%
Expected volatility	81.13%	79.50%
Average option life in years	7.5	7.5
Expected dividends	nil	nil
Grant-date share price	$4.03	$1.83
Option exercise price	$4.03	$1.83
The risk-free interest rate is based on the implied yield on a Canadian Government zero-coupon issue with a remaining term equal to the expected term of the option. The volatility is based solely on historical volatility equal to the expected life of the option. The life of the options is estimated considering the vesting period at the grant date, the life of the option and the average length of time similar grants have remained outstanding in the past. The dividend yield was excluded from the calculation since it is the present policy of the Company to retain all earnings to finance operations and future growth.

The following table summarizes the measurement date weighted average fair value of stock options granted during the years ended November 2010 and 2009:

		Weighted
		average
	Number of	grant-date
	options	fair value
		$

2010	335,000	3.05
2009	680,500	1.36
The Black-Scholes model used by the Company to calculate option values was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differs from the Company’s stock option awards. This model also requires four highly subjective assumptions, including future stock price volatility and average option life, which greatly affect the calculated values.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

15.	Share capital (continued):
(v)	Earnings per share:

The calculation of basic earnings per share at November 30, 2010 was based on the net profit (loss) attributable to common shareholders of the Company of $8,930 (2009 - ($15,156)), and a weighted average number of common shares outstanding of 60,480,032 (2009 — 60,314,309), calculated as follows:

	November 30,	November 30,
	2010	2009

Issued common shares at December 1	60,429,393	58,215,090
Effect of share options exercised	49,030	—
Effect of shares issued during the year	1,609	2,099,219

Weighted average number of common shares at November 30	60,480,032	60,314,309

The calculation of diluted earnings per share was based on a weighted average number of common shares calculated as follows:

	November 30,	November 30,
	2010	2009

Weighted average number of common shares (basic)	60,480,032	60,314,309
Effect of stock options on issue	842,959	—

Weighted average number of common shares (diluted) at November 30	61,322,991	60,314,309

At November 30, 2010, 1,119,664 options (2009 — 1,371,167) were excluded from the diluted weighted average number of common shares calculation as their effect would have been anti-dilutive.

The average market value of the Company’s shares for purposes of calculating the dilutive effect of share options was based on quoted market prices for the period during which the options were outstanding.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

16.	Income taxes:

Current tax expense:

	November 30,	November 30,
	2010	2009
	$	$

Current tax expense:
Current tax expense for the year	3,285	—
Recognition of previously unrecognized tax losses	(3,171)	—

Current Income tax expense	114	—

Deferred tax expense:
Recognition and reversal of temporary differences	—	(4,031)
Change in unrecognized deductible temporary differences	—	4,031

Deferred income tax expense	—	—

Total income tax expense	114	—

Reconciliation between effective and applicable tax amounts:

	November 30,	November 30,
	2010	2009
	$	$

Income taxes at domestic tax statutory rate	2,713	(4,683)
Change in unrecognized deductible temporary differences	(3,171)	4,031
Non-deductible expenses and other	572	652

	114	—

Deferred tax assets:

Deferred tax asset of $114 (2009 — nil) related to share issue costs was recognized directly in equity.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

16.	Income taxes (continued):

Deferred tax assets (continued):

Unrecognized deferred tax assets:

At November 30, 2010, temporary differences for which no deferred tax asset was recognized were as follows:

	November 30,	November 30,
	2010	2009
	$	$

Long-term:
Research and development expenses	30,143	29,380
Deferred non-capital losses	21,013	21,490
Property and equipment	609	674
Intellectual property and patent fees	9,230	12,307
Available deductions and other	4,648	4,963

	65,643	68,814

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income. The generation of future taxable income is dependent on the successful commercialization of the Company’s products and technologies.

Given the Company’s past losses, management does not believe that it is more probable than not that the Company can realize its deferred tax assets and therefore it has not recognized any amount in the statement of financial position.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

16.	Income taxes (continued):

Deferred tax assets (continued):

Unrecognized deferred tax assets (continued):

At November 30, 2010, the amounts and expiry dates of tax attributes to be deferred for which no deferred tax asset was recognized were as follows:

		November 30,		November 30,
		2010		2009

	Federal	Provincial	Federal	Provincial

	$	$	$	$
Research and development expenses, without time limitation	103,324	123,062	103,346	115,686

Losses carried forward:
2014	1,216	—	9,603	—
2015	275	—	275	—
2027	7,638	7,628	7,638	7,628
2028	46,316	32,174	46,316	46,271
2029	19,484	16,467	21,785	18,802
2030	11,440	11,436	—	—

Other temporary differences, without time limitation:
Excess of tax value of property and equipment over carrying value	2,773	1,666	3,121	1,785
Tax value of intellectual property and patent fees	34,301	34,289	45,735	45,718
Available deductions and other	57,343	1,412	58,415	2,732
17.	Operating leases:

The Company rents its headquarters and main office pursuant to an operating lease (the “Lease”) expiring in April 2021. Under the terms of the Lease, the Company has also been granted two renewal options for periods of five years each. Lease payments will increase by 11% beginning on November 1, 2015.

During the year ended November 30, 2010, an amount of $628 was recognized as an expense in respect of operating leases (2009 — $805). Of the amount $133 (2009 — $176) is included in General and administrative expenses and $495 (2009 — $629) is included in Research and development expenses.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

17.	Operating leases (continued):

The Company’s lease includes a lease of land and building. Since the land title does not pass, and the Company does not participate in the residual value of the building, it was determined that substantially all the risks and rewards of the building are with the lessor. As such, the Company determined that the lease is an operating lease.

The Company has committed to pay the lessor for its share of some operating expenses of the leased premises. This amount has been set at $240 per year beginning May 1, 2010 and will be increased by 2.5% annually for the duration of the Lease. Refer to note 23 for the contractual commitments related to this lease.

The lessor granted the Company a monetary allowance in the amount of $728 to make leasehold improvements. This amount had not been received as at November 30, 2010. Furthermore, the Company benefits from a 25-month rent free period which is deferred and recognized over the lease term. As at November 30, 2010, $325 was included in Other liability (nil — November 30, 2009) in regards to the deferred free rent inducement (note 14 — Other liabilities).

The Company had issued an irrevocable letter of credit in favour of the lessor in the amount of $323 under the terms of the Lease renewal, along with a first ranking movable hypothec in the amount of $1,150 covering all the Company’s tangible assets located in the rented premises. The letter of credit and the hypothec were cancelled on April 30, 2010.

18.	Contingent liability:

On July 26, 2010, the Company received a motion of authorization to institute a class action lawsuit against the Company, a director and a former executive officer (the “Motion”). This Motion was filed in the Superior Court of Quebec, district of Montreal. The applicant is seeking to initiate a class action suit to represent the class of persons who were shareholders at May 21, 2010 and who sold their common shares of the Company on May 25 or 26, 2010. This applicant alleges that the Company did not comply with its continuous disclosure obligations as a reporting issuer by failing to disclose certain alleged adverse effects relating to the administration of EGRIFTATM. The Company is of the view that the allegations contained in the Motion are entirely without merit and intends to take all appropriate actions to vigorously defend its position.

The Motion had not yet been heard by the Superior Court of Quebec and a date has not been set for the hearing.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

18.	Contingent liability (continued):

The Company has subscribed to insurance covering its potential liability and the potential liability of its directors and officers in the performance of their duties for the Company subject to a $200 deductible. At November 30, 2010, an amount of $96 in legal fees has been accrued and included in general and administrative expenses, of which $61 was paid during the year and $35 remained in accounts payable and accrued liabilities.

19.	Statement of cash flows:

The Company entered into the following transactions which had no impact on the cash flows:

	November 30,	November 30,	December 1,
	2010	2009	2008

	$	$	$

Additions to property and equipment included in accounts payable and accrued liabilities	65	183	48
Share issue costs included in accounts payable and accrued liabilities	—	—	8
In addition, interest received totalled $2,290 (2009 — $1,200).

20.	Financial instruments:

Overview:

This note provides disclosures relating to the nature and extent of the Company’s exposure to risks arising from financial instruments, including credit risk, liquidity risk, currency risk and interest rate risk, and how the Company manages those risks.
(a)	Credit risk:

Credit risk is the risk of an unexpected loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Company regularly monitors credit risk exposure and takes steps to mitigate the likelihood of this exposure resulting in losses.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

20.	Financial instruments (continued):

Overview (continued):
(a)	Credit risk (continued):

The Company’s exposure to credit risk currently relates to accounts receivable with only one customer (see note 4). Financial instruments other than cash and trade and other receivables that potentially subject the Company to significant credit risk consist principally of bonds. The Company invests its available cash in highly liquid fixed income instruments from governmental, paragovernmental and municipal bodies ($37,542 as at November 30, 2010) as well as from companies with high credit ratings ($359 as at November 30, 2010). As at November 30, 2010, the Company was not exposed to any credit risk over the carrying amount of the bonds.

(b)	Liquidity risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. As indicated in the capital management section below, the Company manages this risk through the management of its capital structure. It also manages liquidity risk by continuously monitoring actual and projected cash flows. The Board of Directors and/or the Audit Committee reviews and approves the Company’s operating and capital budgets, as well as any material transactions out of the ordinary course of business.

The Company has adopted an investment policy in respect of the safety and preservation of its capital to ensure the Company’s liquidity needs are met. The instruments are selected with regard to the expected timing of expenditures and prevailing interest rates.

The following are amounts due on the contractual maturities of financial liabilities as at November 30, 2010 and 2009:

November 30,
2010

		Carrying	Less than	1 to	More than
	Total	amount	1 year	5 years	5 years

	$	$	$	$	$

Accounts payable and accrued liabilities	4,977	4,977	4,977	—	—

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

20.	Financial instruments (continued):

Overview (continued):
(b)	Liquidity risk (continued):

November 30,
2009

		Carrying	Less than	1 to	More than
	Total	amount	1 year	5 years	5 years

	$	$	$	$	$

Accounts payable and accrued liabilities	5,568	5,568	5,568	—	—
(c)	Currency risk:

The Company is exposed to financial risk related to the fluctuation of foreign exchange rates and the degree of volatility of those rates. Currency risk is limited to the portion of the Company’s business transactions denominated in currencies other than the Canadian dollar, primarily revenues from milestone payments and expenses for research and development incurred in US dollars, euros and pounds sterling (“GBP”). The Company does not use derivative financial instruments to reduce its foreign exchange exposure.

The Company manages currency risk by maintaining cash in US dollars on hand to support US forecasted cash budgets for a maximum 12-month period. The Company does not currently view its exposure to the euro and GBP as a significant foreign exchange risk due to the limited volume of transactions conducted by the Company in these currencies.

Exchange rate fluctuations for foreign currency transactions can cause cash flows as well as amounts recorded in the consolidated statement of comprehensive income to vary from period to period and not necessarily correspond to those forecasted in operating budgets and projections. Additional earnings variability arises from the translation of monetary assets and liabilities denominated in currencies other than the Canadian dollar at the rates of exchange at each consolidated statement of financial position date, the impact of which is reported as foreign exchange gain or loss in the consolidated statement of comprehensive income. Given the Company’s policy on the management of the Company’s US foreign currency risk, the Company does not believe a sudden change in foreign exchange rates would impair or enhance its ability to pay its US dollar denominated obligations.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

20.	Financial instruments (continued):

Overview (continued):
(c)	Currency risk (continued):

The following table presents the significant items exposed to currency risk at the following dates:

			November 30,
			2010

	$US	EURO	GBP

Cash	26,424	—	1
Trade and other receivables	—	—	—
Accounts payable and accrued liabilities	(465)	(26)	(81)

Items exposed to currency risk	25,959	(26)	(80)

			November 30,
			2009

	$US	EURO	GBP

Cash	1,471	—	—
Trade and other receivables	—	4	—
Accounts payable and accrued liabilities	(1,095)	—	(25)

Items exposed to currency risk	376	4	(25)

			December 1,
			2008

	$US	EURO	GBP

Cash	1	—	—
Trade and other receivables	—	—	—
Accounts payable and accrued liabilities	(2,589)	(159)	(348)

Items exposed to currency risk	(2,588)	(159)	(348)

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

20.	Financial instruments (continued):

Overview (continued):
(c)	Currency risk (continued):

The following exchange rates are those applicable to the following periods and dates:

	November 30,		November 30,		December 1,
	2010		2009		2008

	Average	Reporting	Average	Reporting	Average	Reporting
	rate	date rate	rate	date rate	rate	date rate

$US — C$	1.0345	1.0266	1.0594	1.0556	1.0479	1.2370
EURO — C$	1.3848	1.3326	1.5808	1.5852	1.5440	1.5711
GBP — C$	1.6051	1.5969	1.7597	1.7366	1.9767	1.9060
Based on the Company’s foreign currency exposures noted above, varying the above foreign exchange rates to reflect a 5% strengthening of the Canadian dollar would have increased the net profit (loss) as follows, assuming that all other variables remained constant:

	November 30,			November 30,
	2010			2009

	$US	EURO	GBP	$US	Euro	GBP

Increase in net profit (loss)	1,298	(1)	(4)	19	—	(1)
An assumed 5% weakening of the Canadian dollar would have had an equal but opposite effect on the above currencies to the amounts shown above, assuming that all other variables remain constant.

(d)	Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.

Short-term bonds held by the Company are invested at fixed interest rates and/or mature in the short-term. Long-term bonds are also instruments that bear interest at fixed rates. The risk that the Company will realize a loss as a result of a decline in the fair value of its bonds is limited because these investments, although they are classified as available for sale, are generally held to maturity. The unrealized gains or losses on bonds are recorded in accumulated other comprehensive income.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

20.	Financial instruments (continued):

Overview (continued):
(d)	Interest rate risk (continued):

Based on the value of the Company’s short and long-term bonds at November 30, 2010, an assumed 0.5% decrease in market interest rates would have increased the fair value of these bonds and the accumulated other comprehensive income by approximately $336; an assumed increase in interest rate of 0.5% would have an equal but opposite effect, assuming that all other variables remained constant.

Cash bears interest at a variable rate. Trade and other receivables, accounts payable and accrued liabilities bear no interest.

Based on the average value of variable interest-bearing cash during the year ended November 30, 2010 ($3,219), an assumed 0.5% increase in interest rates during such period would have increased future cash flow and net profit by approximately $16; an assumed decrease of 0.5% would have had an equal but opposite effect.
21.	Capital management:

The Company’s objective in managing capital is to ensure a sufficient liquidity position to finance its research and development activities, general and administrative expenses, working capital and capital spending.

To fund its activities, the Company relied primarily on public offerings of common shares in Canada and private placements of its common shares as well as up-front payments and milestone payments primarily associated with EMD Serono. When possible, the Company optimizes its liquidity position using non-dilutive sources, including investment tax credits, grants and interest income.

The Company has a $1,800 revolving credit facility for its short-term financing needs which was unused at November 30, 2010 (see note 23 (c)).

The capital management objectives remain the same as for the previous year.

At November 30, 2010, cash and bonds amounted to $64,550 and tax credits and grants receivable amounted to $332, for a total of $64,882. The Company believes that its cash position will be sufficient to finance its operations and capital needs for the next year.

Currently, the Company’s general policy on dividends is to retain cash to keep funds available to finance the Company’s growth.

The Company is not subject to any externally imposed capital requirements.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

22.	Determination of fair values:

Certain of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

Financial assets and liabilities:

In establishing fair value, the Company uses a fair value hierarchy based on levels as defined below:
•	Level 1: defined as observable inputs such as quoted prices in active markets.

•	Level 2: defined as inputs other than quoted prices in active markets that are either directly or indirectly observable.

•	Level 3: defined as inputs that are based on little or no observable market data, therefore requiring entities to develop its own assumptions.
The Company has determined that the carrying values of its short-term financial assets and liabilities, including cash, trade and other receivables as well as accounts payable and accrued liabilities, approximate their fair value because of the relatively short period to maturity of the instruments.
Bonds are stated at estimated fair value, determined by inputs that are primarily based on broker quotes at the reporting date (Level 2).
Share-based payment transactions:
The fair value of the employee stock options is measured based on the Black-Scholes valuation model. Measurement inputs include share price on measurement date, exercise price of the instrument, expected volatility (based on weighted average historic volatility adjusted for changes expected due to publicly available information), weighted average expected life of the instruments (based on historical experience and general option holder behaviour), expected dividends, and the risk-free interest rate (based on government bonds). Service and non-market performance conditions attached to the transactions are not taken into account in determining fair value.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

23.	Commitments:
(a)	Leases:

At November 30, 2010 and 2009 and December 1, 2008, the minimum payments required under the terms of the non-cancellable lease are as follows:

	November 30,	November 30,	December 1,
	2010	2009	2008

	$	$	$

Less than one year	55	340	816
Between one and five years	2,239	2,020	340
More than five years	3,943	4,216	—

	6,237	6,576	1,156

(b)	Long-term procurement agreements:

During and after the years ended November 30, 2010 and 2009, the Company entered into long-term procurement agreements with third-party suppliers in anticipation of the commercialization of EGRIFTATM.

(c)	Credit facility:

The Company has a $1,800 revolving credit facility, bearing interest at prime plus 0.5%. Under the term of the credit facility, the market value of investments held must always be equivalent to 150% of amounts drawn under the facility. If the market value falls below $7,000, the Company will provide the bank with a first rank movable hypothec (security interest) of $1,850 on securities judged satisfactory by the bank.

As at November 30, 2010 and 2009, the Company did not have any borrowings outstanding under this credit facility.
24.	Operating segments:

The Company has a single operating segment. As described in note 4, all of the Company’s revenues are generated from one customer, EMD Serono, which is domiciled in the United States.

All of the Company’s non-current assets are located in Canada, the Company’s headquarters.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

25.	Related parties:

The Company has a related party relationship with its wholly-owned subsidiaries. There are no transactions between the Company and its subsidiaries.

The key management personnel of the Company are the Directors.

Key management personnel compensation comprised:

		November 30,	November 30,
	Note	2010	2009

		$	$

Short-term employee benefits		1,891	1,647
Post-employment benefits		61	59
Share-based compensation	15 (iv)	331	175

		2,283	1,881

Directors of the Company control 1.2 percent of the voting shares of the Company.

On November 30, 2010, loans granted to key management personnel under share purchase plan (note 15 (iii)) amount to $22 as at November 30, 2010 ($75 as at November 30, 2009 and $59 as at December 1, 2008).

26.	Subsequent events:

Distribution and licensing agreement:

On December 6, 2010, the Company announced the signing of a distribution and licensing agreement with Sanofi-aventis (“Sanofi”), covering the commercial rights for EGRIFTA™ in Latin America, Africa, and the Middle East for the treatment of excess abdominal fat in HIV-infected patients with lipodystrophy.

Under the terms of the agreement, the Company will sell EGRIFTA™ to Sanofi at a transfer price equal to the higher of a percentage of Sanofi’s net selling price and a predetermined floor price. The Company has retained all future development rights to EGRIFTA™ and will be responsible for conducting research and development for any additional potential indications. Sanofi will be responsible for conducting all regulatory activities for EGRIFTA™ in the aforementioned territories, including applications for approval in the different countries for the treatment of excess abdominal fat in HIV-infected patients with lipodystrophy. The Company also granted Sanofi an option to commercialize tesamorelin for other indications in the territories mentioned above. If such option is not exercised, or is declined, by Sanofi, the Company may commercialize tesamorelin for such indications on its own or with a third party.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

26.	Subsequent events (continued):

Distribution and licensing agreement (continued):

On February 3, 2011, the Company entered into a distribution and licensing agreement with Ferrer covering the commercial rights for EGRIFTATM for the treatment of excess abdominal fat in HIV-infected patients with lipodystrophy in Europe, Russia, South Korea, Taiwan, Thailand and certain central Asian countries.

Under the terms of the Agreement, the Company will sell EGRIFTATM to Ferrer at a transfer price equal to the higher of a significant percentage of the Ferrer’s net selling price and a predetermined floor price. The Company has retained all development rights to EGRIFTATM for other indications and will be responsible for conducting research and development for any additional programs. Ferrer will be responsible for conducting all regulatory and commercialization activities in connection with EGRIFTATM for the treatment of excess abdominal fat in HIV-infected patients with lipodystrophy in the territories subject to the agreement. The Company will be responsible for the manufacture and supply of EGRIFTATM to Ferrer. The Company has the option to co-promote EGRIFTATM for the reduction of excess abdominal fat in HIV-infected patients with lipodystrophy in the territories. Ferrer has the option to enter into a co-development and commercialization agreement using tesamorelin relating to any such new indications. The terms and conditions of such a co-development and commercialization agreement will be negotiated based on any additional program chosen for development.

Deferred share unit plan:

In December 2010, the Company adopted a deferred share unit plan (“Plan”) to provide long-term incentive compensation for its directors and executive officers. Under the Plan, directors must receive their annual remuneration as a board member in fully vested deferred share units (“DSUs”) until they reach a percentage of their annual remuneration and, once such percentage is attained, they have the option to elect to receive part or all of this annual remuneration in DSUs. Under the plan, executive officers have the option of receiving all or a portion of their annual bonus in the form of fully-vested DSUs. The units are only redeemable for cash when a participant ceases to be an employee or member of the Board of Directors. The Company manages the risk associated with the issuance of the DSU by entering into a yearly forward contract with a third party. As at February 7, 2011, all of the 99,912 DSU outstanding were covered by a prepaid forward contract.

Stock option plan:

Between December 1, 2010 and February 7, 2011, the Company granted 250,000 options at an exercise price of $5.65 per share. Also 27,832 options were forfeited and expired at a weighted exercise average price of $12.06 per share. Furthermore, 3,000 options were exercised at a weighted exercise average price of $1.80 per share for a cash consideration of $5.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

27.	Transition to IFRS:

As stated in note 2 (a), these are the Company’s first consolidated financial statements prepared in accordance with IFRSs. The Company has applied IFRS 1 and the accounting policies set out in note 3 in preparing the financial statements for the year ended November 30, 2010, the comparative information presented in these financial statements for the year ended November 30, 2009 and in the opening IFRS statement of financial position at December 1, 2008 (the Company’s date of transition).

In preparing these consolidated financial statements in accordance with IFRS 1, the Company has applied the mandatory exceptions and certain of the optional exemptions from full retrospective application of IFRSs.

The Company elected to apply the following optional exemptions from full retrospective application:
(i)	Share-based payment transaction exemption:

The Company has elected to apply the share-based payment exemption. It applied IFRS 2 from December 1, 2008 to those stock options that were issued after November 7, 2002 but that had not vested by December 1, 2008. The application of the exemption is detailed below.

(ii)	Designation of financial assets and financial liabilities exemption:

The Company elected to re-designate cash from the held-for-trading category to loans and receivables.
As required by IFRS 1, estimates made under IFRS at the date of transition must be consistent with estimates made for the same date under previous GAAP, unless there is evidence that those estimates were in error.

In preparing its opening IFRS consolidated statement of financial position, the Company has adjusted amounts reported previously in financial statements prepared in accordance with Canadian GAAP.

An explanation of how the transition from previous Canadian GAAP to IFRS has affected the Company’s financial position, financial performance and cash flows is set out in the following tables and accompanying notes.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

27.	Transition to IFRS (continued):

Reconciliation of equity as at December 1, 2008 and November 30, 2009:

	December 1, 2008						November 30, 2009
				IFRS	IFRS			IFRS	IFRS
			Canadian	adjust-	reclassi-		Canadian	adjust-	reclassi-
	Note		GAAP	ments	fications	IFRS	GAAP	ments	fications	IFRS
			$	$	$	$	$	$	$	$

Assets

Current assets:
Cash			133	—	—	133	1,519	—	—	1,519
Bonds			10,955	—	—	10,955	10,036	—	—	10,036
Trade and other receivables			610	—	—	610	375	—	—	375
Tax credits and grants receivable	(a	)	1,784	—	(333)	1,451	1,666	—	(333)	1,333
Inventories			—	—	—	—	2,225	—	—	2,225
Research supplies	(a	)	301	—	(301)	—	287	—	(287)	—
Prepaid expenses	(a	)	397	—	342	739	302	—	328	630

Total current assets			14,180	—	(292)	13,888	16,410	—	(292)	16,118

Non-current assets:
Bonds			35,249	—	—	35,249	51,807	—	—	51,807
Property and equipment			1,299	—	—	1,299	1,229	—	—	1,229
Other assets	(a	)	2,817	—	(41)	2,776	41	—	(41)	—

Total non-current assets			39,365	—	(41)	39,324	53,077	—	(41)	53,036

Total assets			53,545	—	(333)	53,212	69,487	—	(333)	69,154

Liabilities

Current liabilities:
Accounts payable and accrued liabilities	(a	)	7,198	—	(333)	6,865	5,901	—	(333)	5,568
Current portion of deferred revenue			—	—	—	—	6,847	—	—	6,847

Total current liabilities			7,198	—	(333)	6,865	12,748	—	(333)	12,415

Non-current liabilities:
Deferred revenue			—	—	—	—	13,691	—	—	13,691

Total non-current liabilities			—	—	—	—	13,691	—	—	13,691

Total liabilities			7,198	—	(333)	6,865	26,439	—	(333)	26,106

Equity

Share capital			269,219	—	—	269,219	279,169	—	—	279,169
Contributed surplus	(b	)	5,585	175	—	5,760	6,484	273	—	6,757
Deficit	(b	)	(228,829)	(175)	—	(229,004)	(243,887)	(273)	—	(244,160)
Accumulated other comprehensive income			372	—	—	372	1,282	—	—	1,282

Total equity			46,347	—	—	46,347	43,048	—	—	43,048

Total liabilities and equity			53,545	—	(333)	53,212	69,487	—	(333)	69,154

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

27.	Transition to IFRS (continued):

Reconciliation of comprehensive income for the year ended November 30, 2009:

				IFRS	IFRS
			Canadian	adjust-	reclassi-
	Note		GAAP	ments	fication	IFRS
			$	$	$	$

Revenue:
Research services:
Milestone payments	(c	)	—	—	10,884	10,884
Upfront payments and initial technology access fees	(c	)	—	—	6,560	6,560
Royalties and license fees	(c	)	17,468	—	(17,444)	24
Interest	(c	)	2,252	—	(2,252)	—

Total revenue			19,720	—	(2,252)	17,468

Research and development expenses, net of tax credits	(b),	(c)	20,431	33	346	20,810
Selling and market development expenses	(b),	(c)	2,583	10	4,269	6,862
General and administrative expenses	(b),	(c)	7,149	55	(661)	6,543
Patents	(c	)	346	—	(346)	—
Fees associated with the collaboration and licensing agreement	(c	)	4,269	—	(4,269)	—

Total operating expenses			34,778	98	(661)	34,215

Results from operating activities			(15,058)	(98)	(1,591)	(16,747)

Finance income	(c	)	—	—	2,252	2,252
Finance costs	(c	)	—	—	(661)	(661)

Total net finance income			—	—	1,591	1,591

Net loss			(15,058)	(98)	—	(15,156)

Other comprehensive income:
Net change in fair value of available-for-sale financial assets			1,039	—	—	1,039
Net change in fair value of available-for-sale financial assets transferred to net profit (loss)			(129)	—	—	(129)

Other comprehensive income for the year			910	—	—	910

Total comprehensive income for the year			(14,148)	(98)	—	(14,246)

Material adjustments to the consolidated statement of cash flows for 2009:

There are no material differences between the consolidated statement of cash flows presented under IFRS and the consolidated statement of cash flows presented under previous Canadian GAAP.

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

27.	Transition to IFRS (continued):

Notes to the reconciliations:
(a)	Reclassification in the consolidated statement of financial position:

Certain corresponding figures as at December 1, 2008 and November 30, 2009 have been reclassified to conform to the new presentation under IFRS.

(b)	Share-based compensation:

In certain situations, stock options granted vest in instalments over a specified vesting period. When the only vesting condition is service from the grant date to the vesting date of each tranche awarded, then each instalment should be accounted for as a separate share-based payment arrangement under IFRS, otherwise known as graded vesting. Canadian GAAP permits an entity the accounting policy choice with respect to graded vesting awards. Each instalment can be considered as a separate award, each with a different vesting period, consistent with IFRS, or the arrangement can be treated as a single award with a vesting period based on the average vesting period of the instalments depending on the policy elected.

The Company’s policy under Canadian GAAP was to treat graded vesting awards under the latter method and, as a result, an adjustment of $175 was required on the application of IFRS 2 at the transition date, and an adjustment of $98 was required for the restated 2009 comparative balances as shown below:

	December 1,	November 30,
	2008	2009
	$	$

Consolidated statement of comprehensive income:
Increase in research and development expenses	—	33
Increase in selling and market development expenses	—	10
Increase in general and administrative expenses	—	55

Adjustment to net loss and total comprehensive loss	—	98

Deficit	(175)	(273)
Increase in contributed surplus	175	273

THERATECHNOLOGIES INC.
Notes to the Consolidated Financial Statements, Continued
Years ended November 30, 2010 and 2009 and as at December 1, 2008
(in thousands of Canadian dollars, except per share amounts)

27.	Transition to IFRS (continued):

Notes to the reconciliations (continued):
(c)	Reclassification in the consolidated statement of comprehensive income:

Under IFRS, the Company elected to present expenses using a classification based on their function and presents net finance income separately. The effect of these changes is summarized below:

November 30,
2009
$
Decrease in interest	(2,252)
Increase in finance income	2,252
Increase in research and development expenses	346
Decrease in patent fees	(346)
Decrease in general and administrative expenses	(661)
Increase in finance costs	661
Increase in selling and market development expenses	4,269
Decrease in fees associated with the collaboration and licensing agreement	(4,269)

—

Changes in presentation were also made to the revenue caption in order to conform with the new presentation under IFRS as noted below:

November 30,
2009
$
Decrease in royalties and license fees	(17,444)
Increase in upfront payments and initial technology access fees	6,560
Increase in milestone payments	10,884

—